  -----------------------------------------------------------------------------
  -----------------------------------------------------------------------------

                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

  ----------------------------------------------------------------------------
  ----------------------------------------------------------------------------

                          [LOGO OF SANTA FE PACIFIC]

FOR IMMEDIATE RELEASE                          MEDIA CONTACT: Catherine Westphal
#62                                                               (708) 995-6273
                                                                     Joele Frank
                                                     Abernathy MacGregor Scanlon
                                                                  (212) 371-5999

SANTA FE REAFFIRMS BENEFITS OF BURLINGTON NORTHERN MERGER IN LETTER TO SHAREHOLDERS


     SCHAUMBURG, ILLINOIS, NOVEMBER 3, 1994 - "The merger of Burlington Northern and Santa Fe is clearly the right strategic move for Santa Fe shareholders," said Robert D. Krebs, chairman, president and chief executive officer of Santa Fe Pacific Corporation in a letter mailed to shareholders today. "The merger is expected to produce annual increases in operating income of $560 million when revenue increases of over $300 million and cost savings of over $450 million are realized. Assuming current dividend policies, annual dividends per equivalent Santa Fe share would quadruple to $0.41 from $0.10 per share."

     Santa Fe's board of directors believes ICC approval of the Burlington Northern-Santa Fe combination is likely. In contrast, Union Pacific's own proxy statement states: "the issue of ICC approval presents a significant risk to consummating the Union Pacific Proposal."

     "Union Pacific wants you to believe regulatory authorities will permit Union Pacific, already the dominant western railroad, to combine with Santa Fe, its strongest competitor on


                                    -more-

                                                                          Page 2
                                                                             SFP

many transcontinental routes...We believe the Union Pacific proposal is unlikely to be approved by the ICC because it would reduce choice and competition for shippers throughout the western United States. Even Union Pacific's hand-picked experts are unable to give an opinion that ICC approval of the Union Pacific proposal merger is likely," Krebs said in the letter.

   "We believe Union Pacific is only seeking to prevent the creation of a formidable competitor," said Krebs in the letter. "If Union Pacific derails the Burlington Northern-Santa Fe merger, Union Pacific can abandon Santa Fe shareholders and walk away from its proposal, depriving you of the benefit of any merger." Union Pacific has no obligations to pursue a transaction with Santa Fe if it causes the Burlington Northern-Santa Fe merger to be defeated.

   Burlington Northern and Santa Fe executed a merger agreement which was approved by the boards of directors of both companies on June 29, 1994. The agreement was amended October 27 to increase the exchange ratio to 0.34 shares of Burlington Northern stock for each Santa Fe share. Shareholders of both companies will meet separately on November 18 to vote on the Burlington Northern-Santa Fe merger proposal.


                                      ###